EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000
Richard G. Cinquina
Equity Market Partners
904/261-2210

Appliance Recycling Centers of America Receives Legally Binding Document From
JACO Environmental, Inc. That JACO Will Not Enforce Recycling Patent That
ARCA Alleges in Court Action To Be Fraudulently Obtained

ARCA Intends to Continue Legal Efforts to Bar JACO From Using Patent

To Market Its Recycling Services

Minneapolis, MN—September 19, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI), the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities, today announced it has received a legally binding document in which JACO Environmental, Inc. states it will not sue ARCA or any of ARCA’s customers for violating JACO’s recycling patent (U.S. Patent No. 6,732,416) that ARCA alleges was fraudulently obtained.  In December 2004, as previously reported, ARCA filed suit in U.S. District Court for the Central District of California alleging that JACO’s patent covers appliance recycling methods and systems ARCA originally developed beginning in 1987 and has used in serving more than 40 electric utility appliance recycling programs since that time.

A formal court document incorporating the terms of the JACO commitment is being negotiated, and is expected to be finalized within the next month.

ARCA intends to continue seeking a permanent injunction barring JACO from using the patent to market JACO’s recycling services, due to ARCA’s belief that the patent is invalid and unenforceable since it is based on methods and processes ARCA invented.  ARCA is also asking the court for unspecified damages related to charges that JACO, in using the patent to promote its services, has engaged in unfair competition and false and misleading advertising under Federal and California statutes.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “JACO’s legally binding decision not to enforce its recycling patent against ARCA removes any potential threat to our business. It is also a direct, positive outcome of the aggressive litigation stance that ARCA has taken with JACO.”

Cameron continued: “ARCA has been engaged in recycling appliances and disposing of hazardous components for nearly 20 years, and has developed and implemented many recycling methods and processes.  Over the years we have made many presentations to industry symposia, published numerous articles in trade publications and provided information to the general news media about our recycling processes.  Reflecting our belief that the JACO patent is based on methods and processes that ARCA developed, we will continue legal efforts to bar JACO from using its patent in the course of its business and to seek damages related to JACO’s use of that fraudulently obtained patent to market its recycling services.”

About ARCA

ARCA is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of September 2005, ApplianceSmart was operating 12 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas and one in Los Angeles.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com